UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2018 (April 20, 2018)

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6 Sylvan Way

Parsippany, New Jersey 07054

(Address of Principal Executive Offices, including Zip Code)

(973) 496-4700

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Second Amended and Restated Cooperation Agreement (the “Second Amended and Restated Cooperation Agreement”) between Avis Budget Group, Inc. (the “Company”) and SRS Investment Management, LLC and certain of its affiliates (collectively, “SRS”), dated as of April 16, 2018, previously reported on Form 8-K, the Board of Directors of the Company (the “Board”) voted to increase the size of the Board from twelve to fourteen directors, effective April 20, 2018, and appointed Jagdeep Pahwa and Carl Sparks as directors of the Company to fill the vacancies created by this increase. The appointments of Messrs. Pahwa and Sparks were also effective on April 20, 2018. Mr. Pahwa will be appointed to the Executive Committee and the Corporate Governance Committee of the Board.

Mr. Pahwa, age 44, has been the President of SRS Investment Management, LLC since 2017 and has led SRS’s private equity business since 2006. Previously, Mr. Pahwa worked at McKinsey & Company in the U.S. and India, where he led client engagements in the telecom, technology and real estate sectors. Prior thereto, Mr. Pahwa worked in the Mergers & Acquisitions group of Lehman Brothers in New York. Mr. Pahwa’s qualifications, attributes, skills and experience include his financial expertise, advisory experience, broad international experience and diverse personal background.

Mr. Sparks, age 50, was the Chief Executive Officer and a director of Academic Partnerships, an online service provider for higher education, from 2016 to 2017. From 2011 to 2014, Mr. Sparks was the Chief Executive Officer of Travelocity Global. Mr. Sparks was also employed by Gilt Groupe, serving as its Chief Marketing Officer in 2009 and its President from 2010 to 2011. Prior to joining Gilt Groupe, Mr. Sparks served in a variety of leadership roles at Expedia Inc. from 2004 to 2009, including as Senior Vice President, Marketing and Retail Operations at Hotels.com from 2004 to 2006, Chief Marketing Officer at Expedia.com from 2006 to 2007, and General Manager at Hotels.com USA, Latin America & Canada from 2008 to 2009. Earlier, Mr. Sparks served as Vice President of Direct Business and Brand at Capital One Financial Corp., and also served in senior marketing and strategy roles at Guinness & Co., PepsiCo Inc., and The Boston Consulting Group. Mr. Sparks has been a director of Dunkin’ Brands Group, Inc. since 2013, and was a director of Vonage Holdings Corp. from 2011 to 2018, both of which file reports pursuant to the Exchange Act. Mr. Sparks is also currently serving as a director of ActionIQ, Inc., an enterprise software company. Mr. Sparks’s qualifications, attributes, skills and experience include his chief executive officer and chief marketing officer experience, technology, operations, strategy, marketing and business development experience and his public company board experience.

For their service as non-employee directors, Messrs. Pahwa and Sparks will be entitled to receive compensation in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described under the heading “2017 Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2018.

Item 8.01	Other Events.

In connection with the previous proxy solicitation by SRS, which was terminated pursuant to the Second Amended and Restated Cooperation Agreement, the Company expects to incur costs of approximately $9.4 million (in excess of those normally expended for an annual meeting with an uncontested director election and excluding salaries and wages of the Company’s regular employees and officers). The Company intends to exclude such costs from Adjusted EBITDA.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement and a form of associated proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2018 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.avisbudgetgroup.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed with the SEC on April 16, 2018 with respect to the Company’s 2018 Annual Meeting of Shareholders and, with respect to directors and executive officers appointed following such date, in certain of the Company’s other SEC filings made subsequent to the date of such proxy statement. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Bryon L. Koepke
Name:	Bryon L. Koepke
Title:	Senior Vice President and Chief Securities Counsel

Date: April 24, 2018